Exhibit 21

                        Subsidiary of the Registrant


                                              Jurisdiction of
         Name                                 Incorporation
         ----                                 -------------

Dee Gee Footwear, Inc.                        Massachusetts


(This subsidiary was incorporated in 1991 and was inactive from 1991 through 1997.)